Exhibit 12

                            DESAI CAPITAL MANAGEMENT
                                  INCORPORATED
                               540 Madison Avenue
                              New York, N.Y. 10022
                                       --
                                 (212) 838-9191
                               Fax (212) 838-9807


                                  April 4, 2002



Mr. Arthur E. Reiner
Chairman of the Board
Finlay Enterprises, Inc.
529 Fifth Avenue,
New York, New York 10017

         Re:  Sale of Shares of Common Stock of Finlay Enterprises, Inc.
              ----------------------------------------------------------

Dear Mr. Reiner:

         This letter confirms the agreement of Equity-Linked Investors-II ("ELI-II") to sell to Finlay Enterprises, Inc. (the "Company") an aggregate of 526,562 shares (the "Shares") of the common stock of the Company, on the terms set forth therein.

         1. Simultaneously with the execution and delivery of this Agreement,
(i) the Company shall purchase from ELI-II, and ELI-II shall sell to the Company, the Shares at a price of $11.00 per share, or an aggregate price of $5,792,182 (the "Purchase Price"), and (ii) the Company shall deliver to ELI-II the Purchase Price by wire transfer to an account designated by ELI-II, and ELI-II will deliver to the Company one or more stock certificates representing the Shares, with stock powers duly endorsed in blank attached thereto.

         2. ELI-II represents and warrants to the Company that (a) the Shares are owned by ELI-II and represent all of the capital stock of the Company owned by ELI-II or any affiliate thereof or of Rohit M. Desai, (b) the Shares are being sold free and clear of all encumbrances, liens of any kind whatsoever ("Encumbrances"), other than the restrictions imposed by Federal and state securities law, (c) ELI-II is authorized to enter into this Agreement and consummate the transactions contemplated hereby and (d) it is fully familiar with the financial condition of the Company and has had an adequate opportunity to ask and have answered questions regarding the financial and business condition of the Company.

         3. The Company represents that all necessary corporate actions have been taken and approved, including by the board of directors, to authorize the transaction contemplated herein.

         4. This Agreement shall be governed by the laws of the State of New York and may not be modified except by a writing executed by the parties hereto.

         Please confirm your agreement to the foregoing by executing the enclosed copy of this letter where indicated.

                               Very truly yours,

                               EQUITY-LINKED INVESTORS-II

                               By Rohit M Desai Associates II as General Partner



                               By:  /s/ Rohit M. Desai
                                  -----------------------------------------
                                  Name:  Rohit M. Desai
                                  Title: President

AGREED AND ACCEPTED:

FINLAY ENTERPRISES, INC.



By: /s/ Bruce Zurlnick
   -------------------------------
   Name:  BRUCE ZURLNICK
   Title: Sr. V.P., Treasurer & CFO